Exhibit 107

Calculation of Filing Fee Tables

Form S-3

Velodyne Lidar, Inc.

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(3)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity(1)	Common Stock, $0.0001 par value per share	—	—	—	—	—	—
Equity(1)	Preferred Stock, $0.0001 par value per share	—	—	—	—	—	—
Other(1)	Depositary Shares representing Preferred Stock	—	—	—	—	—	—
Other(1)	Debt Securities	—	—	—	—	—	—
Other(1)	Warrants	—	—	—	—	—	—
Other(1)	Rights	—	—	—	—	—	—
Other(1)	Units	—	—	—	—	—	—
Unallocated (Universal) Shelf(1)	—	457(o)	—	(4)	$300,000,000	0.0000927	$27,810
Equity(2)	Common Stock, $0.0001 par value per share	457(a)	9,898,508	4.01(5)	$39,693,017	0.0000927	$3,680
Total Offering Amounts							$31,490
Total Fee Offsets							—
Net Fee Due							$31,490

(1)	Represents securities that may be offered and sold from time to time in one or more offerings by Velodyne Lidar, Inc. (Primary Offering).
(2)	Represents securities that may be offered and sold from time to time in one or more offerings by the selling stockholder named in this prospectus (Secondary Offering).
(3)

Such indeterminate number or amount of common stock, preferred stock, depositary shares, debt securities, warrants to purchase any combination of the foregoing securities, rights, as may from time to time be issued at indeterminate prices, and units composed of one or more of the foregoing securities, with an aggregate initial offering price not to exceed $300,000,000. Securities registered hereunder may be sold separately or together in any combination with other securities registered hereunder. The securities registered hereunder also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for securities that provide for conversion or exchange, upon exercise of securities or pursuant to the antidilution provisions of any other securities.

(4)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D. of Form S-3 under the Securities Act.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the registrant’s common stock on the Nasdaq Global Select Market on February 9, 2022, which was $4.01 per share.